Exhibit 99.1

Star Scientific Announces CFO Transition

Petersburg, Virginia – October 12, 2007—Star Scientific, Inc. (NASDAQ) today announced that Park A. Dodd has been appointed as the company’s Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Dodd, who has been a special advisor to Star since May 2007, has had a thirty-year career in strategic financial planning and accounting. From 1980 to 2000 he was with Philip Morris, Inc., and during that tenure Mr. Dodd held positions with increasing responsibilities in accounting and reporting, business decision support, financial planning and analysis. He was a senior manager and Director of Financial Planning and Analysis from 1992 to 1998, and Director of Finance Reengineering and Technology Upgrade until 2000. Mr. Dodd was special advisor to the CFO of the US Olympic Committee during 2000, and from 2001 to 2005 he was a Director in Accounting and Reporting with Capital One Financial Corporation in Richmond, VA., In 2005 he joined Tatum, LLC, a national executive services firm that specializes in providing interim financial leadership to client organizations. Mr. Dodd, a CPA, received an undergraduate degree in Accounting from Virginia Tech in 1975 and an MBA from Virginia Commonwealth University in 1986.

Star also announced that Christopher G. Miller has resigned as the company’s CFO, Treasurer and Assistant Secretary, in order to pursue other business opportunities. Mr. Miller, who has been with the company since 2000, will remain an employee until November 9 and will be available to provide limited consulting services to the company for a period of three years thereafter. Both Paul L. Perito, the company’s Chairman, President and COO, and Jonnie Williams, the company’s CEO, expressed their gratitude to Mr. Miller for his efforts on behalf of the company over the past seven years, and his willingness to be available as a consultant.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco

Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, and as amended on Form 10-K/A on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300

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